THIS NOTE (AS DEFINED BELOW) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR (B) AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

SENIOR SECURED NOTE

FOR VALUE RECEIVED, PROELITE, INC., a New Jersey corporation (the “Company”) hereby promises to pay to Showtime Networks, Inc. (the “Holder”) or its registered assigns or successors in interest, the sum of One Million Dollars ($1,000,000), together with any accrued and unpaid interest hereon, on June 18, 2009 (the “Maturity Date”) if not sooner indefeasibly paid in full.

ARTICLE I
INTEREST AND MATURITY; USE OF PROCEEDS

1.1 Interest Rate. Subject to Section 5.10, interest payable on the outstanding principal amount of this Note (the “Principal Amount”) shall accrue at a rate per annum equal to ten percent (10.0%). Interest shall be (i) calculated on the basis of a 365 day year, and (ii) payable on the Maturity Date.

1.2 Principal Payments. Any outstanding Principal Amount together with any accrued and unpaid interest and any and all other unpaid amounts which are then owing by the Company to the Holder under this Note shall be due and payable on the Maturity Date.

1.3 Use of Proceeds. The Company agrees that it will use the proceeds of this Note loaned to the Company by the Holder solely for general working capital purposes only. On each date on which the Company uses such proceeds, it shall send to the Holder a certificate of an authorized officer of the Company certifying the specific use of such proceeds.

1.4 Required Approvals. Without the prior written consent of the Purchaser the Company shall not:

(a) (i) directly or indirectly declare or pay any dividends, (ii) issue any preferred stock that is mandatorily redeemable prior to the date that occurs 91 days after the Maturity Date (as defined in each Note) or (iii) redeem any of its preferred stock or other Equity Interests;

(b) liquidate or dissolve the Company;

Exhib 2 6 Sr Secured Note Pro Elite - $1M Promissory Note

(c) (i) create, incur, assume or suffer to exist any Lien (other than Permitted Encumbrances) or Indebtedness (exclusive of trade debt and debt incurred to finance the purchase of equipment in each case incurred the ordinary course of business) whether secured or unsecured other than (w) the Company’s obligations owed to Purchaser, (x) Indebtedness existing as of the date hereof and any refinancings or replacements thereof on terms no less favorable to the Purchasers than the Indebtedness being refinanced or replaced and in a principal amount not in excess of the principal amount of the Indebtedness being refinanced or replaced, (y) any Indebtedness incurred in connection with the purchase of assets (other than equipment) in the ordinary course of business, or any refinancings or replacements thereof on terms no less favorable to the Purchasers than the Indebtedness being refinanced or replaced, so long as any lien relating thereto shall only encumber the fixed assets so purchased and no other assets of the Company or any of its subsidiaries and the principal amount thereof shall not exceed the principal amount of the Indebtedness being refinanced or replaced ; and (z) up to $3,500,000 of additional Indebtedness (the “Additional Indebtedness”), provided that (A) Purchaser shall have the right to approve or disapprove, in its sole discretion, any prospective provider of Additional Indebtedness, and (B) any and all Additional Indebtedness incurred shall be purchasable by Purchaser or the Company at any time, regardless of maturity date or default and without any penalty or premium, at the outstanding amount of the Additional Indebtedness plus any interest accrued thereon and shall provide that Purchaser shall have the sole power to exercise remedies upon a default of any Additional Indebtedness, or (ii) assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other person or entity, except the endorsement of negotiable instruments by the Company thereof for deposit or collection or similar transactions in the ordinary course of business or guarantees of Indebtedness of subsidiaries of the Company otherwise permitted to be outstanding pursuant to this clause (c);

As used in this Section 1.4, the following terms have the following meanings:

“Capitalized Lease Obligations” means, at any time, with respect to any Capital Lease, any lease entered into as part of any sale/leaseback transaction of any Person or any synthetic lease, the amount of all obligations of such Person that is (or that would be, if such synthetic lease or other lease were accounted for as a Capital Lease) capitalized on a balance sheet of such Person prepared in accordance with generally accepted accounting principles consistently applied (“GAAP”).

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any property (whether real, personal or mixed) by such Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

“Contractual Obligation” means, with respect to any Person, any provision of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

“Equity Interests” shall mean, with respect to any Person, any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, units, participations or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC (or any successor thereto) under the Exchange Act).

Exhib 2 6 Sr Secured Note Pro Elite - $1M Promissory Note

“Guaranty Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person for any Indebtedness, lease, dividend or other obligation (the “primary obligation”) of another Person (the “primary obligor”), if the purpose or intent of such Person in incurring such liability, or the economic effect thereof, is to guarantee such primary obligation or provide support, assurance or comfort to the holder of such primary obligation or to protect or indemnify such holder against loss with respect to such primary obligation, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of any primary obligation, (b) the incurrence of reimbursement obligations with respect to any letter of credit or bank guarantee in support of any primary obligation, (c) the existence of any Lien, or any right, contingent or otherwise, to receive a Lien, on the property of such Person securing any part of any primary obligation and (d) any liability of such Person for a primary obligation through any Contractual Obligation (contingent or otherwise) or other arrangement (i) to purchase, repurchase or otherwise acquire such primary obligation or any security therefor or to provide funds for the payment or discharge of such primary obligation (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency, working capital, equity capital or any balance sheet item, level of income or cash flow, liquidity or financial condition of any primary obligor, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party to any Contractual Obligation, (iv) to purchase, sell or lease (as lessor or lessee) any property, or to purchase or sell services, primarily for the purpose of enabling the primary obligor to satisfy such primary obligation or to protect the holder of such primary obligation against loss or (v) to supply funds to or in any other manner invest in, such primary obligor (including to pay for property or services irrespective of whether such property is received or such services are rendered); provided, however, that “Guaranty Obligations” shall not include (x) endorsements for collection or deposit in the ordinary course of business and (y) product warranties given in the ordinary course of business. The outstanding amount of any Guaranty Obligation shall equal the outstanding amount of the primary obligation so guaranteed or otherwise supported or, if lower, the stated maximum amount for which such Person may be liable under such Guaranty Obligation.

“Indebtedness” of any Person means, without duplication, any of the following, whether or not matured: (a) all indebtedness for borrowed money (including, without limitation, all principal, interest, fees and charges relating thereto), (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all reimbursement and all obligations with respect to (i) letters of credit, bank guarantees or bankers’ acceptances or (ii) surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation) other than those entered into in the ordinary course of business, (d) all obligations to pay the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of business, (e) all obligations created or arising under any conditional sale or other title retention agreement, regardless of whether the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property, (f) all Capitalized Lease Obligations, and (g) all Guaranty Obligations for obligations of any other Person constituting Indebtedness of such other Person; provided, however, that the items in each of clauses (a) through (g) above shall constitute “Indebtedness” of such Person solely to the extent, directly or indirectly, (x) such Person is liable for any part of any such item, (y) any such item is secured by a Lien on such Person’s property or (z) any other Person has a right, contingent or otherwise, to cause such Person to become liable for any part of any such item or to grant such a Lien.

Exhib 2 6 Sr Secured Note Pro Elite - $1M Promissory Note

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

ARTICLE II
REDEMPTION; MANDATORY PREPAYMENT

2.1 Optional Redemption in Cash. The Company may prepay this Note in whole or in part (an “Optional Redemption”) without premium or penalty by paying to the Holder a sum of money equal to one hundred percent (100%) of the Principal Amount outstanding at such time together with accrued but unpaid interest thereon (the “Redemption Amount”) outstanding on the Redemption Payment Date (as defined below). The Company shall deliver to the Holder a written notice of redemption (the “Notice of Redemption”) specifying the date for such Optional Redemption (the “Redemption Payment Date”), which date shall be ten (10) business days after the date of the Notice of Redemption (the “Redemption Period”). On the Redemption Payment Date, the Redemption Amount must be paid in good funds to the Holder.

2.2 Mandatory Prepayment. On the date on which any license fees are payable by the Holder to the Company pursuant to Section 4(c) of that certain Exclusive Distribution Agreement, dated as of November 8, 2006 (as amended, supplemented or otherwise modified from time to time, the “Distribution Agreement”), between the Company and the Holder, solely with respect to the Showtime Event (as defined in the Distribution Agreement) currently scheduled for November 16, 2008, the Company shall immediately prepay the outstanding Principal Amount in an amount equal to the amount of such license fees, together with all accrued but unpaid interest on the Principal Amount prepaid. In furtherance of the foregoing, and notwithstanding any provision to the contrary contained in the Distribution Agreement, the Company hereby agrees that, in lieu of paying such license fees to the Company, the Holder may (and is hereby authorized by the Company to) setoff such license fees against the outstanding Principal Amount (in which case the outstanding Principal Amount shall be reduced by the amount of such license fees that are so applied as a setoff by the Holder).

ARTICLE III
REPRESENTATIONS AND WARRANTIES

The Company hereby represents and warrants to the Holder as follows:

3.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Company has the corporate power and authority to own and operate its properties and assets and, insofar as it is or shall be a party thereto, to (1) execute and deliver (i) this Note and (ii) Amendment No. 1, dated as of the date hereof (“Amendment No. 1”), to the Security Agreement, dated as of June 18, 2008, between the Company and Holder (as so amended, and as further amended, supplemented or otherwise modified from time to time, the “Security Agreement”); and (2) carry out the provisions of this Note and the Security Agreement and to carry on its business as presently conducted. The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature or location of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so has not, or could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), properties, operations or prospects of the Company (a “Material Adverse Effect”).

Exhib 2 6 Sr Secured Note Pro Elite - $1M Promissory Note

3.2 Authorization; Binding Obligations. All corporate action on the part of the Company necessary for the authorization of this Note and Amendment No. 1, the performance of all obligations of the Company hereunder and under the Security Agreement, and the sale, issuance and delivery of this Note has been taken. This Note and the Security Agreement constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except:

(a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights; and

(b) as limited by general principles of equity that restrict the availability of equitable or legal remedies.

3.3 SEC Reports. The Company has filed all proxy statements, reports and other documents required to be filed by it (the “Exchange Act Filings”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each Exchange Act Filing was, at the time of its filing, in substantial compliance with the requirements of its respective form and none of the Exchange Act Filings, nor the financial statements (and the notes thereto) included in the Exchange Act Filings, as of their respective filing dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.4 Liabilities. The Company does not have any liabilities, except liabilities incurred in the ordinary course of business and liabilities disclosed in any of the Exchange Act Filings made prior to the date of this Note.

3.5 Changes. Except as disclosed in any Exchange Act Filings:

(a) Since June 30, 2008 (the “Balance Sheet Date”), the Company has not: (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock; (ii) incurred any indebtedness for money borrowed or any other liabilities (other than ordinary course obligations) individually in excess of $50,000 or in excess of $100,000 in the aggregate; (iii) made any loans or advances to any person or entity not in excess, individually or in the aggregate, of $100,000, other than in the ordinary course of business; or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its assets in the ordinary course of business.

Exhib 2 6 Sr Secured Note Pro Elite - $1M Promissory Note

(b) Since the Balance Sheet Date, there has not been any change in the business, assets, liabilities, condition (financial or otherwise), properties, operations or prospects of the Company, which individually or in the aggregate has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.6 Title to Properties and Assets; Liens, Etc. The Company has good and marketable title to its properties and assets, and good title to its leasehold interests, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge (each for the foregoing, a “Lien”), other than the following (each a “Permitted Encumbrance”):

(a) those in favor of the Holder;

(b) those resulting from taxes which have not yet become delinquent;

(c) minor Liens which do not materially detract from the value of the property subject thereto or materially impair the operations of the Company, so long as in each such case, such Liens have no effect on the Lien priority of the Holder, in such property;

(d) those that have otherwise arisen in the ordinary course of business of the Company, so long as they have no effect on the Lien priority of the Holder in any of the Collateral (as defined in the Security Agreement); and

(e) Liens on all or any portion of the Collateral (as defined in the Security Agreement) which secure Additional Indebtedness; provided, however, that (i) any such Lien shall be granted pursuant to a security agreement in form and substance satisfactory to the Holder and (ii) prior to the granting of any such Lien, each holder of such Additional Indebtedness shall enter into an intercreditor agreement with the Holder, in form and substance satisfactory to the Holder.

All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company which are material to the business of the Company or any of its subsidiaries are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used. The Company is in compliance with all material terms of each lease to which it is a party or is otherwise bound.

3.7 Patriot Act. The Company certifies that, to the best of Company’s knowledge, the Company has not been designated, and is not or shall not be owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224. The Company hereby acknowledges that the Holder seeks to comply with all applicable laws concerning money laundering and related activities. In furtherance of those efforts, the Company hereby represents, warrants and covenants that, to the best of the Company’s knowledge: (i) none of the cash or property that the Company will pay to the Holder or will contribute to the Holder has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by the Company to the Holder, to the extent that they are within the Company’s control shall cause the Holder to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001. The Company shall promptly notify the Holder if any of these representations, warranties or covenants ceases to be true and accurate regarding the Company or any of its subsidiaries. The Company shall provide the Holder all additional information regarding the Company that the Holder reasonably determines to be necessary to ensure compliance with all applicable laws concerning money laundering and similar activities.

Exhib 2 6 Sr Secured Note Pro Elite - $1M Promissory Note

ARTICLE IV
EVENTS OF DEFAULT

4.1 Events of Default. The occurrence of any of the following events set forth in this Section 4.1 shall constitute an event of default (an “Event of Default”) hereunder:

(a) Failure to Pay. The Company fails to pay when due any installment of principal, interest or any other amount payable hereunder in accordance herewith, or the Company fails to pay any of the other Obligations (under and as defined in the Security Agreement) when due, and, in any such case, such failure shall continue for a period of fifteen (15) business days following the date upon which any such payment was due;

(b) Breach of Covenant. The Company materially breaches any covenant or any other term or condition (other than an Event of Default pursuant to subsection (a) above) of (i) this Note, (ii) the Senior Secured Note Purchase Agreement, dated as of June 18, 2008 (as amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”), among the Company and the Holder, or (iii) the Security Agreement;

(c) Other Obligations. The Company shall have failed to pay when due any amounts required to be paid (i) to Showtime Networks, Inc. pursuant to that certain promissory note dated December 17, 2007 in the principal amount of $1,822,086, (ii) to Showtime Networks, Inc. pursuant to that certain Senior Secured Note dated June 18, 2008 in the principal amount of $3,500,000 or (iii) under any Additional Indebtedness (as defined in the Purchase Agreement);

(d) Breach of Representations and Warranties. Any representation, warranty or statement made or furnished by the Company in this Note, the Purchase Agreement or any other Related Agreement (as defined in the Purchase Agreement) relating to any matter which individually or in the aggregate is material to the business of the Company taken as a whole shall at any time be false or misleading in any material respect on the date as of which made or deemed made;

(e) Bankruptcy. The Company shall (i) apply for, consent to or suffer to exist the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated as bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, without challenge within ten (10) business days of the filing thereof, or failure to have dismissed, within sixty (60) days, an involuntary case or other proceeding commenced against the Company seeking liquidation, reorganization or other relief with respect to it under any applicable U.S. Federal or State or non-U.S. bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar law now or hereafter in effect or seeking the appointment of a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of it or any substantial part of its property, or (vii) take any action for the purpose of effecting any of the foregoing (each of the foregoing (i) through (vii), a “Bankruptcy Event”);

Exhib 2 6 Sr Secured Note Pro Elite - $1M Promissory Note

(f) Insolvency. The Company or any of its subsidiaries shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business; or

(g) Minimum Cash Balance. The Company shall have failed to maintain at least $550,000 of unrestricted funds with a nationally recognized financial institution.

4.2 Acceleration. Following the occurrence and during the continuance of an Event of Default, the Holder may demand repayment in full of all obligations and liabilities owing by the Company to the Holder under this Note, the Purchase Agreement and/or the Security Agreement. Notwithstanding any provision of this Agreement, upon the occurrence of any Bankruptcy Event, the Obligations (as defined in the Security Agreement) shall immediately and automatically become due and payable in full, without any demand, notice, request or other action being taken by the Holder.

ARTICLE V
MISCELLANEOUS

5.1 Cumulative Remedies. The remedies under this Note shall be cumulative.

5.2 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

5.3 Information. The Company shall, promptly upon learning thereof, report to the Holder any Event of Default.

5.4 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given:

(a) upon personal delivery to the party to be notified;

(b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day;

(c) three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or

(d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

All communications shall be sent as follows:

Exhib 2 6 Sr Secured Note Pro Elite - $1M Promissory Note

If to the Company, to:	ProElite, Inc. 12121 Wilshire Boulevard, Suite 1001 Los Angeles, CA 90025 Attention: Charles F. Champion Facsimile: (310) 526-8740

with a copy to:	Christensen, Glaser, Fink, Jacobs, Weil & Shapiro, LLP 10250 Constellation Blvd., 19th Floor Los Angeles, CA 90067 Attention: Jeffrey C. Soza Facsimile: (310) 556-2920

If to the Holder:	Showtime Networks, Inc. 1633 Broadway New York, NY 10019 Attention: General Counsel Facsimile: (212) 708-1391

with a copy to:	CBS Corporation 51 W. 52nd St. New York, NY 10019 Attention: General Counsel Facsimile: (212) 975-4215

or at such other address as the Company or the Holder may designate by written notice to the other party hereto given in accordance herewith.

5.5 Amendment Provision. The term “Note” and all references thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented, and any successor instrument as such successor instrument may be amended or supplemented.

5.6 Assignability. This Note shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns; provided, however, that this Note may be assigned by the Holder only in accordance with all applicable laws. The Company may not assign any of its obligations under this Note without the prior written consent of the Holder, any such purported assignment without such consent being null and void.

5.7 Cost of Collection. In case of the occurrence of an Event of Default under this Note, the Company shall pay the Holder the Holder’s reasonable costs of collection, including reasonable attorneys’ fees.

Exhib 2 6 Sr Secured Note Pro Elite - $1M Promissory Note

5.8 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with, the laws of the State of California, without regard to the conflict of laws rules of the State of California or any other jurisdiction that would call for the application of the laws of any jurisdiction other than the State of California. Each party hereto hereby irrevocably consents, for itself and its legal representatives, partners, successors and assigns, to the exclusive jurisdiction of the Courts of the State of California for the limited purpose of any action or proceeding to interpret or enforce this Agreement, and further agrees that any action arising solely from or relating solely this Agreement shall be instituted and prosecuted only in the courts of the State of California located in the County of Los Angeles, and hereby waives any rights it may have to personal service of summons, complaint or other process in connection therewith, and agrees that service may be made by registered or certified mail to such party at its principal headquarters.

5.9 Severability. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note.

5.10 No Usury Intended. The parties to this Note represent and warrant that they qualify for exemption from the usury restrictions of Section 1 of Article XV of the California Constitution in that both the Company and the Holder have been represented by counsel, are sophisticated in business and financial transactions and have the capacity to protect their own interests in the context of the transactions contemplated by this Note, the Purchase Agreement, the Security Agreement and the other Related Agreements (as defined in the Purchase Agreement). All agreements between the Company and the Holder are expressly limited so that in no contingency or event whatsoever, whether by reason of: error of fact or law; payment, prepayment or advancement of the proceeds hereof; acceleration of maturity of the Obligations (as defined in the Security Agreement), or otherwise, shall the amount paid or agreed to be paid to the Holder for the use, forbearance or retention of the money to be advanced hereunder, including any charges collected or made in connection with the indebtedness evidenced by this Note which may be treated as interest under applicable law, if any, exceed the maximum legal limit (if any such limit is applicable) under United States federal law or state law (to the extent not preempted by federal law, if any), now or hereafter governing the interest payable in connection with such agreements. If, from any circumstances whatsoever, fulfillment of any provision hereof at the time performance of such provision shall be due shall involve transcending the limit of validity (if any) prescribed by law which a court of competent jurisdiction may deem applicable hereto, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any circumstances, the Holder shall ever receive as interest an amount which would exceed the maximum legal limit (if any such limit is applicable), such amount which would be excessive interest shall be applied to the reduction of the outstanding principal balance of this Note and not to the payment of interest or, if necessary, rebated to the Company. This provision shall control every other provision of all agreements between the Company and the Holder.

5.11 Security Interest. The Holder has been granted a security interest in certain assets of the Company as more fully described in the Security Agreement.

Exhib 2 6 Sr Secured Note Pro Elite - $1M Promissory Note

5.12 Pari Passu Standing with Existing Notes and Additional Indebtedness. The Holder agrees that this Note is executed on a pari passu basis with the existing promissory note dated December 17, 2007 executed by the Company in favor of Showtime Networks, Inc. in the principal amount of $1,822,086, the existing Senior Secured Note dated June 18, 2008 executed by the Company in favor of Showtime Networks, Inc. in the principal amount of $3,500,000, and any Additional Indebtedness incurred pursuant to the terms of the Purchase Agreement.

5.13 Construction; Counterparts. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other. This Note may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same instrument. Any signature delivered by a party by facsimile or electronic transmission shall be deemed to be an original signature hereto.

5.14 Registered Obligation. Notwithstanding any document, instrument or agreement relating to this Note to the contrary, transfer of this Note (or the right to any payments of principal or stated interest thereunder) may only be effected by (i) surrender of this Note and either the reissuance by the Company of this Note to the new holder or the issuance by the Company of a new instrument to the new holder.

[Balance of page intentionally left blank; signature page follows]

Exhib 2 6 Sr Secured Note Pro Elite - $1M Promissory Note

IN WITNESS WHEREOF, the Company has caused this Senior Secured Note to be signed in its name effective as of this 10th day of September, 2008.

PROELITE, INC. By:__________________________________ Name: Title:
WITNESS: ______________________________ Name:______________________________
Agreed to as to Section 5.10
SHOWTIME NETWORKS, INC., as Holder By:_______________________________ Name: Title:

Signature Page for Senior Secured Note
Exhib 2 6 Sr Secured Note Pro Elite - $1M Promissory Note